As filed with the Securities and Exchange Commission on April 2, 1997


                                                 Registration No.  333-15717


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                             PRE-EFFECTIVE AMENDMENT
                                     NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933



                           NANTUCKET INDUSTRIES, INC.
                           --------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
       -----------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                    58-096269
                ------------------------------------------------
                     (I.R.S. employer identification number)

              105 Madison Avenue, New York NY 10016 (212) 889-5656
--------------------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Ronald S. Hoffman
                             Chief Financial Officer
                           Nantucket Industries, Inc.
              105 Madison Avenue, New York, NY 10016 (212) 889-5656
--------------------------------------------------------------------------------
               (Address, including zip code, and telephone number,
                   including area code, of agent for service)

         Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement as determined by market conditions.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


                                        CALCULATION OF REGISTRATION FEE

--------------------- ------------------- ------------------------- --------------------- ---------------------
 Title of Shares to      Amount to be         Proposed Maximum        Proposed Maximum         Amount of
   be Registered          Registered      Offering Price Per Share     Offering Price       Registration Fee
--------------------- ------------------- ------------------------- --------------------- ---------------------
--------------------- ------------------- ------------------------- --------------------- ---------------------
 Common Stock, par
value $.10 per share      1,373,370               $3.94                $5,411,077.80            $1,639.72

--------------------- ------------------- ------------------------- --------------------- ---------------------

         The Common Stock being registered consists of (i) 250,000 shares issued pursuant to a Common Stock and Convertible Subordinated Debenture Purchase Agreement dated as of August 13, 1996; (ii) up to 623,370 shares underlying Convertible Subordinated Debentures in the principal amount of $2,760,000 due August 15, 2001 which are convertible in accordance with the terms and conditions as described in the Selling Stockholders and Plan of Distribution Section of the Prospectus; (iii) 490,000 shares issued in connection with the Stock Purchase Agreement dated August 18, 1994; and (iv) 10,000 shares issued in connection with a bank refinancing.

         The registration fee is calculated pursuant to Rule 457(c) of the Securities Act of 1933 by taking the average of the high and low price of the registrant's Common Stock, par value $.10 per share, on November 1, 1996.

         Pursuant to Rule 416, there are also registered hereby such additional indeterminate number of shares of such Common Stock as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions as set forth in the provisions of the Convertible Debentures.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                                      -2-


                           NANTUCKET INDUSTRIES, INC.

                              Cross Reference Sheet

                   Pursuant to Item 501 (b) of Regulation S-K
                  Showing location in Prospectus of Information
                          Required by Items of Form S-3

           Form S-3 Item                                         Caption or Location
           Number and Location                                   in Prospectus
           -------------------                                   -------------
1.         Forepart of the Registration Statement and
           Front cover Page of Prospectus..............          Forepart of the Registration Statement; Outside
                                                                 Front Cover Page of Prospectus

2.         Inside Front and Outside Back Cover Page of
           Prospectus..................................          Inside Front Cover Page of Prospectus; Available
                                                                 Information; Incorporation of Certain Documents by
                                                                 Reference

3.         Summary Information, Risk Factors and Ratio
           of Earnings to Fixed Charges................          The Company; Prospectus Summary; Risk Factors

4.         Use of Proceeds.............................          Use of Proceeds

5.         Determination of Offering Price.............          Outside Front Cover Page of Prospectus; Selling
                                                                 Stockholders

6.         Dilution....................................          Not Applicable

7.         Selling Security Holders....................          Selling Stockholders

8.         Plan of Distribution........................          Plan of Distribution

9.         Description of Securities to be registered..          Not Applicable

10.        Interests of Named Experts and Counsel......          Legal opinions; Experts

11.        Material Changes............................          Risk Factors; Incorporation of Certain Documents by
                                                                 Reference



                                      -3-



12.        Incorporation of Certain Information by
           Reference...................................          Incorporation of Certain Documents by Reference

13.        Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities.................................          Not Applicable


                    SUBJECT TO COMPLETION DATED APRIL 2, 1997



PROSPECTUS
----------
                           NANTUCKET INDUSTRIES, INC.

                        1,373,370 Shares of Common Stock
       consisting of 250,000 shares issued pursuant to a Common Stock and
              Convertible Subordinated Debenture Purchase Agreement
                          dated as of August 13, 1996;
                 623,370 shares issuable upon the conversion of
       $2,760,000 principal amount of Convertible Subordinated Debentures
         Due August 15, 2001; 490,000 shares issued in connection with a
               Stock Purchase Agreement dated August 18, 1994; and
           10,000 shares issued in connection with a bank refinancing.

         Nantucket Industries, Inc. (the "Company", the "Registrant" or "Nantucket") hereby offers 1,373,370 shares of Common Stock, $.10 par value, ("Common Stock" or the "Shares") consisting of (i) 250,000 shares issued pursuant to a Common Stock and Convertible Subordinated Debenture Purchase Agreement dated as of August 13, 1996 (the "Purchase Agreement"); (ii) up to 623,370 shares underlying Convertible Subordinated Debentures in the principal amount of $2,760,000 due August 15, 2001 which are convertible in accordance with the terms and conditions as described in the Selling Stockholders and Plan of Distribution Section of the Prospectus; (iii) 490,000 shares issued in connection with the Stock Purchase Agreement dated August 18, 1994; and (iv) 10,000 shares issued in connection with a bank refinancing.


         The Company's Common Stock, par value $.10 per share, is listed on the American Stock Exchange. The closing bid price of the Common Stock on the American Stock Exchange on April 1, 1997 was $2.00 per share.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



         AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

         There will be no fees or commissions paid by the Selling Stockholders on the conversion of the Convertible Debentures described herein. It is anticipated that usual and customary brokerage fees will be paid by the Selling Stockholders on the sale of the Common Stock registered hereby. The Selling Stockholders will receive all of the proceeds of this offering and the Company will not receive any of the proceeds. The Company will pay the other expenses of this offering. See "Plan of Distribution." The offer of 1,373,370 shares of Common Stock to the convertible debenture holders and stockholders as described in this Prospectus is collectively referred to as the "Offering."

                  The date of this Prospectus is _____________

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof

                              AVAILABLE INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024 and at the public reference facilities maintained by the Commission on the 14th Floor, 75 Park Place, New York, New York 10007; Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and Suite 500 East, Securities and Exchange Commission Building, 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies can be obtained from the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and similar information can be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. This prospectus, which constitutes part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933 (the "Securities Act') omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the Exhibits relating thereto for further information with respect to the Company and the Securities offered hereby.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE




         The Company's Annual Report on Form 10-K for its fiscal year ended March 2, 1996 as amended on June 28, 1996 and January 20, 1997; the Quarterly Reports on Form 10-Q for the quarters ended June 1, 1996, August 31, 1996 (as amended on January 26, 1997) and November 30, 1996; a Current Report on Form 8-K filed August 30, 1996; a Current Report on Form 8-K filed on March 12, 1997; and the description of the Company's Common Stock contained in its Registration Statement on Form S-1 dated October 17, 1983, all of which have been previously filed with the Commission, are incorporated in this Prospectus by reference. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of the offering made hereby are also incorporated by reference herein. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of all documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Ronald S. Hoffman, Chief Financial Officer, Nantucket Industries, Inc., 105 Madison Avenue, New York, NY 10016; telephone number (212) 889-5656.

                               PROSPECTUS SUMMARY

         The following summary information is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference and the financial statements which are incorporated herein by reference.

THE COMPANY............................................      Nantucket  Industries,  Inc. (the "Company") produces and
                                                             distributes   popular   priced   branded   men's  fashion
                                                             undergarments for sale,  throughout the United States, to
                                                             mass  merchandisers  and  national  chains.  The  Company
                                                             also produces,  under the Guess? label, women's innerwear
                                                             which it sells to department and specialty stores.

RISK FACTORS...........................................      The  Offering   involves   substantial  risk.  See  "Risk
                                                             Factors."

SECURITIES OFFERED.....................................      1,373,370  shares of  Company  Common  Stock,  par value,
                                                             $.10 per share.

OFFERING PRICE.........................................      All or  part of the  Shares  offered  hereby  may be sold
                                                             from  time  to  time  in  amounts  and  on  terms  to  be
                                                             determined  by the  Selling  Stockholders  at the time of
                                                             sale.

USE OF PROCEEDS........................................      The Company  will  receive no part of the  proceeds  from
                                                             the  sale  of the  shares  registered  pursuant  to  this
                                                             Registration Statement.

SELLING STOCKHOLDERS...................................      The shares  being  offered  hereby are being  offered for
                                                             the account of the Selling  Stockholders  specified under
                                                             the caption "Selling Stockholders."

AMEX TRADING SYMBOL....................................      NAN

                                   THE COMPANY

         Nantucket Industries, Inc. (the "Company") produces and distributes popular priced branded men's fashion undergarments for sale, throughout the United States, to mass merchandisers and national chains. Nantucket also produces, under the GUESS? label, women's innerwear which it sells to department and specialty stores. This allows the Company to be a major supply source for men's and women's undergarments and intimate apparel covering many retail price points. Production and distribution of the Company's product lines is based in its facility in Cartersville, Georgia. In addition, substantial quantities of the Company's products are manufactured by offshore production contractors located in the Far East, Caribbean Basin and Mexico.


         Since its founding in 1947, the Company has gradually evolved into a major manufacturer of high fashion, creatively styled men's and ladies' undergarments. The Company manufactures and sells men's fashion underwear to mass merchandisers and, in the case of the GUESS? division, ladies' innerwear to better department and specialty stores, primarily through direct contact by salaried and commissioned Company sales personnel. All sales are made to customers generally not affiliated with the Company. These goods are sold under various licensed trademarks as well as under the private label of the customer. The Company promotes its brand name undergarments with seasonal marketing programs and sales events. The Company sells ladies' innerwear under the licensed trademark "GUESS?".

         The Company's men's fashion briefs are sold primarily under the licensed trademarks "BRITTANIA" and "ARROW". The Company targets undergarments marketed under each of these trademarks to different segments of the market. On January 22, 1997, Levi Strauss & Co. announced that it is seeking purchasers for its Brittania Sportswear subsidiary from whom the Company licenses the trademark "Brittania". The Company has been advised by one of its major customers, K-Mart, that it is reviewing its on-going commitment to the trademark "Brittania from Levi Strauss & Co." in light of the announcement by Levi Strauss. A decision by K-Mart to cease selling underwear under the Brittania trademark could have a material adverse effect on the Company, if such sales were not replaced. The Company is unable to assess the other ramifications, that the decision by Levi Strauss & Co. to sell the Brittania brand will have on the sale of its products and its customers. Due to these events, on March 7, 1997, the Company filed a Complaint in the Superior Court of California, County of San Francisco, against Levi Strauss & Co. and its wholly-owned subsidiary, Brittania Sportswear Ltd., seeking compensatory damages in excess of $37,000,000. In addition, the Company is seeking injunctive relief and an undisclosed amount of punitive damages. Currently, the Company is unable to assess the impact of these actions. See "Material Licenses and Trademarks" and "Dependence on Major Customers."




         The Company was incorporated under Delaware law in 1966. The Company's principal executive office is located at 105 Madison Avenue, New York, New York 10016 and its telephone number is (212) 889-5656.

                                  RISK FACTORS

         An investment in the Shares offered hereby involves a high degree of risk and should not be made by persons who cannot afford the loss of their entire investment. The following factors, in addition to those discussed elsewhere in this Prospectus, should be considered carefully in evaluating the Company and its business.




         Financial Condition and History of Losses. The Company had net losses of $2,356,909 for the nine months ended November 30, 1996 and $239,000, $3,146,000 and $9,450,000 for the fiscal years ended March 2, 1996, February 25, 1995 and February 26, 1994, respectively. In addition, the Company anticipates a loss in the fourth quarter ended March 1, 1997. The Company has not yet fully realized the benefits from its turnaround strategy commenced in fiscal 1994 which included closing an unprofitable Puerto Rico facility in July 1994, eliminating unprofitable product lines, strengthening the senior management at the fiscal year end 1994 and making numerous operational and financial improvements. Therefore, to obtain the necessary resources to finance the revenue growth expected from the Company's Guess? product line and requisite inventory and receivables, the Company secured additional financing to provide for its working capital needs. On August 15, 1996, the Company completed a transaction with NAN Investors, Inc. providing for the issuance of $2,760,000 Convertible Subordinated Debentures convertible for up to 623,370 shares of Common Stock and the issuance of 250,000 shares of Common Stock. The proceeds of this financing will also be used to facilitate expanded vendor sources and promote more favorable pricing of the Company's products.


Material Licenses and Trademarks
--------------------------------

         On December 7, 1992, the Company signed an agreement with GUESS?, Inc. for the exclusive United States rights to produce and sell men's and women's undergarments bearing the "GUESS?" trademark and variations thereof. Effective May 31, 1996, the license was extended through the period ended May 31, 1999 and amended so that the Company is no longer authorized to sell men's underwear products. Minimum royalties of $70,000 for the 18-month period ended May 31, 1994, $105,000 for the 12 month period ended May 31, 1995 and $140,000 for the period to end May 31, 1996 were exceeded. Minimum royalties increased to $560,000 for the 12-month period ending May 31, 1997, $700,000 for the year ending May 31, 1998 and $840,000 for the year ending May 31, 1999 thereafter. The license is subject to termination prior to its expiration if certain minimum sales goals are not met. Such minimum sales goals of $1 million for the 18-month period December 1, 1992 through May 31, 1994, $2 million for the 12 months ended May 31, 1995 and $3 million for the period to end May 31, 1996 were exceeded. For the contract year ending May 31, 1997, minimum sales of $8 million are required. For each contract year ending in May thereafter, the minimum sales goal increases by $2,000,000. The Company began shipping product under this trademark during the third quarter of fiscal 1994. Net sales of GUESS? products were $4.9 million in fiscal 1996, $3.2 million in fiscal 1995 and $620,000 in fiscal 1994. Sales for the contract year ended May, 1996 exceeded the minimum. These minimum sales levels were established based on comprehensive sales projections. These sales projections reflect modest sell-through assumptions, growth in retail distribution channels, development of expanded product lines and timely production. Based on these projections, management believes that the minimum sales levels will be achieved.

         The information reflected above contains "forward-looking statements" which can be identified by the use of forward-looking terminology including
"believes" and "will". No assurance can be given that the future results covered by the forward-looking statements will be achieved.




         On September 6, 1988, the Company acquired a license with BRITTANIA Sportswear, Ltd. a wholly owned subsidiary of Levi Strauss, to manufacture and market men's underwear and ladies' intimate apparel, including bra and panty coordinates, and, as of January, 1996, men's and ladies' loungewear, under the trademark "BRITTANIA." The license had an initial term expiring in December 1996 and was renewed for a term continuing through December 1999. Minimum royalties are guaranteed under this license as follows; $144,000 in calendar year 1994, $220,000 in calendar year 1995, $230,000 in calendar year 1996, $240,000 for calendar year 1997, $245,000 in calendar year 1998 and $250,000 in calendar year 1999. Sales under this license represented approximately $14.6 million in fiscal 1996, $14.2 million in fiscal 1995, $6.9 million in fiscal 1994 and $11,600,000 for the nine months ended November 30, 1996. On January 22, 1997, Levi Strauss & Co. announced that it is seeking purchasers for its Brittania Sportswear subsidiary. The Company has been advised by one of its major customers, K-Mart, that it is reviewing its on-going commitment to the trademark "Brittania from Levi Strauss & Co." in light of the announcement by Levi Strauss. A decision by K-Mart to cease selling underwear under the Brittania trademark could have a material adverse effect on the Company, if such sales were not replaced. The Company is unable to assess the other ramifications, that the decision by Levi Strauss & Co. to sell the Brittania brand will have on the sale of its products and its customers. Due to these events, on March 7, 1997, the Company filed a Complaint in the Superior Court of California, County of San Francisco, against Levi Strauss & Co. and its wholly-owned subsidiary, Brittania Sportswear Ltd., seeking compensatory damages in excess of $37,000,000. In addition, the Company is seeking injunctive relief and an undisclosed amount of punitive damages. Currently, the Company is unable to assess the impact of these actions. See "Dependence on Major Customers."




         The Company's license for use of the "BRUT" and "BRUT 33" trademarks in connection with its men's' undergarments expires in February 1998. The license may, however, be revoked prior to its expiration, at the licensor's option, in the event that net sales are less than $5,000,000 in any fiscal year. Products sold under the "BRUT" and "BRUT 33" license agreements represented

$5.1 million in fiscal 1996, $6.5 million in fiscal 1995 and $8.3 million in fiscal 1994. A minimum royalty of $100,000 is guaranteed under the License for each annual period.


         On October 5, 1992, the Company signed an agreement with Cluett, Peabody & Co., Inc. for the exclusive United State rights to produce and sell men's' and boys' fashion underwear, T-shirts, V-neck shirts, tank tops, briefs and boxer shorts bearing the "ARROW" trademark during the period commencing January 1, 1993 and expiring, as extended, through December 31, 1999. A minimum royalty of $162,500 is guaranteed under the license for each annual period commencing January 1, 1993 and expiring on December 31, 1996; and a minimum royalty of $250,000 is guaranteed for each such period during the extension period. The Company began shipping product under this trademark during the first quarter of fiscal 1994. Net sales under this license were $4.8 million in fiscal 1996, $4.3 million in fiscal 1995 and $6.3 million in fiscal 1994.

         On December 21, 1992, the Company signed an agreement with McGregor Corporation for the exclusive United State rights to produce and sell men's' and boys' fashion knit underwear briefs bearing the "BOTANY 500" trademark during the period commencing on January 1, 1993 and expiring, pursuant to an extension, December 31, 1998 with further extensions through December 31, 2001. McGregor Corporation may, at its option, terminate the license prior to its expiration if certain minimum sales goals are not met. Minimum sales levels for calendar 1996 are $750,000 and $1 million for each calendar year thereafter through December 31, 1998. The Company began shipping product under this trademark during the first quarter of fiscal 1994. Net sales under this license were $1.1 million in fiscal 1996, $1.1 million in fiscal 1995 and $991,000 during fiscal 1994.

         The loss of the right to sell products under the GUESS?, BRITTANIA or ARROW labels could have a material adverse effect on the Company.


        The Company has long standing relationships with these customers and believes that such relationships will continue. However, loss of any of these customers could have a material adverse effect on the Company.


Dependence on Major Customers
-----------------------------


         Three of the Company's customers each accounted for more than 10% of the Company's consolidated net sales during fiscal 1996, 1995 and 1994. For the fiscal year ended March 2, 1996, approximately 40% of the Company's consolidated net sales were made to K-Mart, as compared to 43% for fiscal 1995, and 27% for fiscal 1994; approximately 21% of the Company's consolidated net sales were made to Target Stores, as compared to 17% for fiscal 1995 and 15% for fiscal 1994; and approximately 13% of the Company's consolidated net sales were made to Sears, as compared to sales in the prior fiscal year of 12% and 14% in fiscal 1994.


         The Company has long standing relationships with these customers and is unable at this time to assess the impact the recent announcement of the proposed sale of the Brittania brand will have on these relationships. In addition, the Company has been advised by K-Mart that it is reviewing its on-going commitment to the trademark Brittania from Levi Strauss & Co. in light of the announcement by Levi Strauss that it is seeking buyers for its Brittania Sportswear subsidiary. The loss of any of these customers could have a material adverse effect on the Company. See "Material Licenses and Trademarks."

No Anticipated Dividends
------------------------

         The Company has never paid any dividends on its Common Stock and has no present intention of doing so in the foreseeable future. The Company is prohibited from declaring and paying cash dividends on its Common Stock by the terms of its credit agreements with Congress Financial Corporation dated March 22, 1994 and the Common Stock and Convertible Subordinated Debenture Purchase Agreement.


Recent Sales of Securities and Immediate Dilution
-------------------------------------------------


         As of August 13, 1996, the Company entered into a Common Stock and Convertible Subordinated Debenture Purchase Agreement with NAN Investors, L.P. (the "Investor"), pursuant to which the Company sold to the Investor 250,000 shares of Common Stock for an aggregate purchase price of $740,000, and two (2) 12.5% convertible subordinated debentures of the Company in the original principal amounts of $1,168,150 and $1,591,850, respectively, which debentures mature on August 15, 2001 and are convertible at the election of the holder into 305,000 and 318,370 additional shares of Common Stock.


Highly Competitive Markets
--------------------------


         All of the Company's markets are highly competitive. During the past several years there has occurred a reduction in the number of retailers available to purchase the Company's products. The remaining retailers are relatively larger and possess strengthened negotiating positions. It has become increasingly important that the Company cooperate closely with its customers, who are among the largest retailers in the United States, in the development of products, programs and packaging and that it be able to quickly and completely ship orders which it receives through EDI.

         The Company competes in the manufacture of its products with numerous other companies, many of which have substantially greater financial resources than the Company. The Company's competitors include manufacturers of retailers' private label, designer label and unbranded merchandise, as well as manufacturers which produce goods for sale under their own recognized name brands.

         Although the largest producers of branded men's' underwear are Fruit of the Loom, Inc. and Hanes, the Company does not consider these large national brands to be its direct competition. The Company primarily produces and sells fashion underwear either under licensed brands which have consumer recognition in areas other than undergarments or under so-called "private labels" for specific retailers.

         The Company's largest competition in the GUESS? Division's business are Calvin Klein and Jockey.

         The Company has succeeded in licensing brand names which are potentially very significant, primarily as a result of its past successes in extending brand names to its products. The successful implementation of a typical brand name program requires close coordination between the licensor of the trademark (who is concerned about the design and quality of product to be sold under its mark as well as the type of retail outlet in which the product will be sold), the manufacturer and the retailer. The Company considers that it has particular expertise in developing such programs. Other competitive considerations include product design expertise, packaging and shipping reliability, all of which are strong areas for the Company. Of course, there is no assurance that the Company will continue to be successful in acquiring or retaining licenses to use desirable brand names or that, once acquired, such brand names will be attractive to consumers.


Dependence on Imported Goods
----------------------------


         Imports have accounted for an increasing proportion of the Company's production. At present, the Company fills 70% of its production requirements through imported merchandise produced in factories in Mexico, the Caribbean and the Far East. A variety of sources are utilized in order to increase the reliability of supply. In addition the Company deals with contractors who cut and sew garments for the Company in various locations including South America and the Caribbean. The primary factors which determine whether the Company will import a specific garment, have it produced by contractors or produce it at the Company's domestic facility are the amount of labor required to produce the garment and the time available between order and delivery dates. Importing is most advantageous for garments with a high labor content and relatively long delivery time. As lead times for orders have become shorter, timely delivery of imported goods has become increasingly more important. Timely delivery of the Company's products is dependent upon the availability of materials, efficient operations of the Company's foreign manufacturing sources and close supervision of those foreign sources. While the Company believes that it has selected appropriate manufacturing sources and is providing appropriate levels of control and supervision, manufacturing and shipping delays may occur which are beyond the Company's control. Such delays can have a material adverse effect on the Company's results of operations.


Potential Adverse Effects of Anti-Takeover Provisions
-----------------------------------------------------


         The  Company  has a Rights  Agreement  which (as  amended on August 15,
1996) becomes effective when more than 35% of the Company's common shares are acquired by a person or a group. The Company may redeem the rights before such time. The Company also has certain provisions in its Certificate of Incorporation and By-Laws which may make it difficult to change control of the Company and replace management.


                                 USE OF PROCEEDS

         The Company will receive no part of the proceeds from the sale of any of the Shares by the Selling Stockholders.

                    DETERMINATION OF CONVERTIBLE SUBORDINATED
                           DEBENTURES EXERCISE PRICES

         The exercise price for the Convertible Debentures set forth in this Prospectus is described in the footnotes to the Selling Stockholders section below.

                              SELLING STOCKHOLDERS

         The following table sets forth information concerning the beneficial ownership of shares of Common Stock by the Selling Stockholders as of the date of this Prospectus and the number of such shares included for sale in this Prospectus assuming the sale of all Shares being offered by this Prospectus. A description of the transactions under which the Selling Stockholders received the Common Stock being registered herein is set forth under the heading Plan of Distribution which follows this table. To the best of the Company's knowledge, except as noted by footnote, none of the Selling Stockholders has held any office or maintained any material relationship with the Company or any of its predecessors or affiliates over the past three years. The Selling Stockholders reserve the right to reduce the number of shares offered for sale or to otherwise decline to sell any or all of the Shares registered hereunder.

                                          Shares Owned prior to       Shares to be sold in     Shares owned after
         Selling Stockholder                   Offering(1)                  Offering               Offering(2)
         -------------------                   -----------                  --------               -----------

Common Stock
------------
GUESS?, Inc.(3)                                  323,335                    323,335                     0
1444 South Alameda Street
Los Angeles, CA 90021

Paul Marciano Trust under trust dated             59,166                     59,166                     0
2/20/86 (the "Paul Trust")(4)
c/o GUESS?, Inc.
1444 South Alameda Street
Los Angeles, CA 90021

Maurice Marciano Trust 1995                       74,666                     74,666                     0
Restatement (the "Maurice Trust")(5)
150 South Rodeo Drive
Suite 270
Beverly Hills, CA 90212




                                      -13-



Armand Marciano Trust under trust                 32,833                     32,833                     0
dated 2/20/86 (the "Armand Trust")(6)
c/o GUESS?, Inc.
1444 South Alameda Street
Los Angeles, CA 90021

The Chase Manhattan Bank(7)                       10,000                     10,000                     0
60 Broadway
New York, NY 10036

NAN Investors, L.P.(8)                           873,370                    873,370                      0
c/o Fundamental Capital Corp.
291 Ocean Avenue
Lawrence, NY 11559


         1. Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the ownership of such individual or group.

         2.  Percentage of outstanding Common Stock if more than 1%.

         3. GUESS?, Inc. holds 323,335 shares of Common Stock, which were purchased pursuant to a Stock Purchase Agreement dated August 18, 1994 (the "GUESS Agreement") and were granted registration rights. By notice to the Company dated June 26, 1996, GUESS?, Inc. exercised its registration rights. Pursuant to the terms of the Purchase Agreement, the Guess Group, consisting of Guess?, Inc., the Paul Trust, the Maurice Trust and the Armand Trust, designates an individual to serve as a director of the Company and the Company and the Samberg Group, a limited liability in which Stephen M. Samberg, (the Company's Chairman), Stephen P. Sussman (an employee of the Company), Raymond L. Wathen (head of the Company's Guess? Sales Division), Robert Polen (an employee of the Company) and Toby Hoffman (the wife of the Company's Chief Financial Officer) are members, each agree to use its best efforts to cause one individual designated by the Guess Group to be elected as a director of the Company at future annual meetings so long as the Guess Group and their affiliates beneficially own in the aggregate at least the lesser of 490,000 shares of Common Stock or 15% of the outstanding Common Stock. Roger A. Williams, the
Executive Vice President and Chief Financial Officer of Guess?, Inc. was designated by the Guess Group and currently serves as a director of the Company.

         4. Paul Marciano Trust under Trust dated February 20, 1986 holds 59,166 shares of

Common Stock, which were purchased pursuant to the GUESS Agreement and were granted registration rights. By notice to the Company dated June 26, 1996, the Trust exercised its registration rights.

         5. Maurice Marciano Trust 1995 Restatement holds 74,666 shares of Common Stock, which were transferred from the Maurice Marciano 1990 Childrens Trust, which acquired the shares pursuant to the GUESS Agreement and were granted registration rights. By notice to the Company dated June 26, 1996, the Trust exercised its registration rights.

         6. Armand Marciano Trust under Trust dated February 20, 1986 holds 32,833 shares of Common Stock, which were purchased pursuant to the Guess Agreement and were granted registration rights. By notice to the Company dated June 26, 1996, the Trust exercised its registration rights.

         7. The Chase Manhattan Bank holds 10,000 shares of Common Stock received under the terms of an Amended and Restated Credit Agreement by and among Chemical Bank, Nantucket Industries, Inc., Nantucket Mills and Nantucket Management Corporation dated as of March 21, 1994. The Chase Manhattan Bank is the successor to Chemical Bank.

         8. NAN Investors, L.P. holds (i) 250,000 shares of Common Stock, (ii) a 12.5% Convertible Subordinated Debenture due August 15, 2001 in the original principal amount of $1,168,150, which Debenture is convertible at any time at the holder's election into 305,000 shares of Common Stock at a price per share of $3.83 (subject to adjustment in certain cases), and (iii) a 12.5% Convertible Subordinated Debenture due August 15, 2001 in the original principal amount of $1,591,850, which Debenture is convertible at any time after June 15, 1997 at the holder's election into 318,370 shares of Common Stock at a price per share of $5.00 (subject to adjustment in certain cases).

                              PLAN OF DISTRIBUTION

         Of the 1,373,370 shares being registered herein, (a) 250,000 shares were purchased under the Purchase Agreement; (b) 623,370 shares underlie the $2,760,000 principal amount of Convertible Subordinated Debentures, which are convertible into Common Stock as described in footnote 8 to the Selling Stockholders table above and the Risk Factor entitled "Recent Sales of Securities"; (c) 490,000 shares issued in connection with the Stock Purchase Agreement dated August 18, 1994; and (d) 10,000 shares issued as part of a bank refinancing.

         If the Selling Stockholders elect to convert their Convertible Subordinated Debentures they will be issued Common Stock from the Company, which they will be free to sell on AMEX. There will be no charges or commissions paid to the Company by the Selling Stockholders. It is anticipated that usual and customary brokerage fees will be paid by the Selling Stockholders. The Company will pay the other expenses of this Offering. The Shares may be sold by one or more of the following: (a) a block trade in which the broker so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of AMEX; and (d) ordinary brokerage transactions.

                                     EXPERTS


         The financial statements consisting of the Consolidated Balance Sheets of the Company as of March 2, 1996 and February 25, 1995, and related Consolidated Statements of Operations, Stockholders' Equity and Cash Flows for each of the three years in the period ended March 2, 1996, and applicable Schedules thereto, incorporated by reference in this Prospectus and elsewhere in the registration statement, have been audited by Grant Thornton, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein upon the authority of said Firm as experts in accounting and auditing in giving said report.


                                 LEGAL OPINIONS

         The validity of the shares of Common Stock offered hereby, will be passed upon for the Company by Lane Altman & Owens LLP, 101 Federal Street, Boston, Massachusetts 02110.

                      DISCLOSURE OF COMMISSION POSITION ON
                       INDEMNIFICATION FOR SECURITIES ACT
                                   LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses in connection with the issuance and distribution of the Common Stock to be registered are estimated (except for the Securities and Exchange Commission filing fee) below. All such expenses will be paid by the Registrant.


       Securities and Exchange Commission Filing Fee                 $  1,639.72
       Accounting Fees and Expenses                                    10,000.00
       Legal Fees and Expenses                                         20,000.00
       Printing and Mailing Costs                                         200.00
       Transfer Agent Fees                                                250.00
       Miscellaneous                                                      500.00
                                                                   -------------
                                  Total Expenses                      $32,589.72


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination of limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was deemed illegal or obtaining an improper personal benefit. Article Sixteenth of the Company's Certificate of Incorporation includes the following language:

                  "A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article. If the Delaware General Corporation Law is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the full extent permitted by the Delaware General Corporation Law, as so amended.

                  Neither the repeal or modification of the foregoing paragraph, nor the adoption of any provision of the Certificate of Incorporation inconsistent with the foregoing paragraph, by the stockholders of the Corporation shall adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, modification or adoption of inconsistent provision."

         Section 145 of the General Corporation Law of the State of Delaware generally provides that a corporation may indemnify any director, officer, employee or agent against expenses, judgments, fines and amounts paid in settlement in connection with any action against him by reason of his being or having been such a director, officer, employee or agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made, however, if he is adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless a court determines that he is nevertheless entitled to indemnification. If he is successful on the merits or otherwise in defending the action, the corporation must indemnify him against expenses actually and reasonably incurred by him. Article IX of the Bylaws provides indemnification as follows:

                                 INDEMNIFICATION

         "Section 1. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article IX with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation.

         Section 2. The right to indemnification  conferred in Section 1 of this
Article IX shall include the right to be paid by the corporation the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no
further  right  to  appeal  (hereinafter  a  "final   adjudication")  that  such
indemnitee  is not  entitled  to be  indemnified  for such  expenses  under this
Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article IX shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

         Section 3. If a claim under Section 1 or 2 of this Article IX is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty
(20) days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and
(ii) in any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this
Article IX or otherwise shall be on the corporation.

         Section 4. The rights to indemnification and to the advancement of expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the corporation's Certificate of Incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

         Section 5. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         Section 6. The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of officers and directors of the corporation."

ITEM 16. EXHIBITS

         The following documents have been previously filed as Exhibits and are incorporated herein by reference except those exhibits indicated with an asterisk which are filed herewith:

                  Exhibit No.       Description

                  4(e) Common Stock Purchase Agreement as of August 18, 1994 by and among Registrant, Guess?, Inc., the Maurice Marciano 1990 Childrens Trust, the Paul Marciano Trust u/t/d
                                    2/20/86,  the Armand  Marciano  Trust  u/t/d
                                    2/20/86 and The Samberg Group, L.L.C. (filed as Exhibit 4(d) to Form 8-K dated August 19, 1994.)

                  4(i) Form of Common Stock Certificate incorporated by reference to Exhibit No. 4b of the Company's Registration Statement on Form S-1 [Reg. No. 2-87229] filed October 17, 1983.


                  4(ii) Common Stock and Convertible Subordinated Debenture Purchase Agreement dated as of August 13, 1996 by and between Nantucket Industries, Inc. and NAN Investors, L.P. (filed as Exhibit 4(f) to the Form 8-K filed August 30, 1996).


                  4(iii) Form of Convertible Subordinated Debenture (filed as an Exhibit to Exhibit 4(b) to the Form 8-K filed August 30, 1996).

                  5*                Opinion  Letter  of Lane  Altman & Owens LLP
                                    regarding   legality  of  shares  registered
                                    hereunder.

                  10nn Amended and Restated Credit Agreement by and among Chemical Bank, Nantucket Industries, Inc., Nantucket Mills, Inc. and Nantucket Management Corporation dated as of March 21, 1994 (filed as Exhibit 99(g) to Form 8-K dated August 19, 1994 ) and amended by Amendment dated as of August 18, 1994 (filed as Exhibit 99(e) to the Form 8-K dated August 19, 1994.)

                  23(a)* Consent of Grant Thornton LLP, independent public accountants.

                  23(b)*            Consent   of   Lane   Altman   &  Owens  LLP
                                    included in Exhibit 5.

ITEM 17. UNDERTAKINGS

         (a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                  (i) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                    (b)  The   undersigned   Registrant   hereby
                  undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                    (c)   Insofar   as    indemnification    for
                  liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 31, 1997.



                                           NANTUCKET INDUSTRIES, INC.



                                           By: /s/ Ronald S. Hoffman,
                                               --------------------------------
                                           Ronald S. Hoffman,
                                           Vice President - Finance and Chief
                                           Financial Officer
                                           (principal financial and accounting
                                           officer)
                                           ------------------------------------



         Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons, in the capacities and on the dates indicated.

Date:
-----


March 31, 1997                                        \s\ Stephen M. Samberg
                                                       -------------------------
                                                       Stephen M. Samberg, Chairman of the Board and Chief
                                                       Executive Officer


March 31, 1997                                         \s\ Joseph Visconti
                                                       -------------------------
                                                       Joseph Visconti, President and Director

March 31, 1997                                         \s\ Ronald S. Hoffman
                                                       -------------------------
                                                       Ronald S. Hoffman, Vice President - Finance and Chief
                                                       Financial Officer, Secretary and Director

March 31, 1997                                         \s\ Warren C. Cole
                                                       -------------------------
                                                       Warren C. Cole, Director

March 31, 1997                                         \s\ Donald D. Gold
                                                       -------------------------
                                                       Donald D. Gold, Director

March 31, 1997                                         \s\ George J. Gold
                                                       -------------------------
                                                       George J. Gold, Director

March 31, 1997                                         \s\ Robert M. Rosen
                                                       -------------------------
                                                       Robert M. Rosen, Director

March 31, 1997                                         \s\ Roger A. Williams
                                                       -------------------------
                                                       Roger A. Williams, Director

March 31, 1997                                         \s\ Kenneth Klein
                                                       -------------------------
                                                       Kenneth Klein, Director